Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Golden Queen Mining Co. Ltd.

Vancouver, British Columbia

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 30, 2016, relating to the consolidated financial statements of Golden Queen Mining Co. Ltd. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO CANADA LLP

BDO Canada LLP

Vancouver, British Columbia

December 8, 2017